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                                                                 EXHIBIT (d)(1)


                                                                 EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG

                               COMPASS GROUP PLC,

                              YORKMONT ONE, INC.,

                                      AND

                     MORRISON MANAGEMENT SPECIALISTS, INC.

                          DATED AS OF FEBRUARY 6, 2001


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                                TABLE OF CONTENTS


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ARTICLE I THE OFFER AND THE MERGER................................................................................   1
         Section 1.01.     THE OFFER..............................................................................   1
         Section 1.02.     COMPANY ACTIONS........................................................................   3
         Section 1.03.     THE MERGER.............................................................................   4
         Section 1.04.     CLOSING................................................................................   4
         Section 1.05.     EFFECTIVE TIME.........................................................................   4
         Section 1.06.     EFFECTS OF THE MERGER..................................................................   4
         Section 1.07.     ARTICLES OF INCORPORATION AND BYLAWS...................................................   4
         Section 1.08.     DIRECTORS..............................................................................   5
         Section 1.09.     OFFICERS...............................................................................   5

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES....   5
         Section 2.01.     EFFECT ON CAPITAL STOCK................................................................   5
         Section 2.02.     EXCHANGE OF CERTIFICATES...............................................................   6

ARTICLE III REPRESENTATIONS AND WARRANTIES........................................................................   7
         Section 3.01.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................   7
         Section 3.02.     REPRESENTATIONS AND WARRANTIES OF COMPASS AND SUB.....................................   26

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................................   28
         Section 4.01.     CONDUCT OF BUSINESS...................................................................   28
         Section 4.02.     NO SOLICITATION.......................................................................   32

ARTICLE V ADDITIONAL AGREEMENTS..................................................................................   34
         Section 5.01.     PREPARATION OF THE PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING......................   34
         Section 5.02.     ACCESS TO INFORMATION; CONFIDENTIALITY................................................   35
         Section 5.03.     COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.........................................   35
         Section 5.04.     INDEMNIFICATION, EXCULPATION AND INSURANCE............................................   36
         Section 5.05.     FEES AND EXPENSES.....................................................................   38
         Section 5.06.     STOCK OPTIONS AND RESTRICTED STOCK....................................................   39
         Section 5.07.     BENEFITS MATTERS......................................................................   39
         Section 5.08.     PUBLIC ANNOUNCEMENTS..................................................................   40
         Section 5.09.     DIRECTORS.............................................................................   40

ARTICLE VI CONDITIONS PRECEDENT..................................................................................   41
         Section 6.01.     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER............................   41

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....................................................................   42
         Section 7.01.     TERMINATION...........................................................................   42
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
         Section 7.02.     EFFECT OF TERMINATION.................................................................   43
         Section 7.03.     AMENDMENT.............................................................................   43
         Section 7.04.     EXTENSION; WAIVER.....................................................................   43

ARTICLE VIII GENERAL PROVISIONS..................................................................................   44
         Section 8.01.     NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................................   44
         Section 8.02.     NOTICES...............................................................................   44
         Section 8.03.     DEFINITIONS...........................................................................   45
         Section 8.04.     INTERPRETATION........................................................................   45
         Section 8.05.     COUNTERPARTS..........................................................................   46
         Section 8.06.     ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES........................................   46
         Section 8.07.     GOVERNING LAW.........................................................................   46
         Section 8.08.     ASSIGNMENT............................................................................   46
         Section 8.09.     ENFORCEMENT...........................................................................   46
         Section 8.10.     SEVERABILITY..........................................................................   46

         ANNEX I           CONDITIONS OF THE OFFER
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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER dated as of February 6, 2001 (this
"Agreement"), by and among COMPASS GROUP PLC, a public limited company incorporated in England and Wales ("Compass"), YORKMONT ONE, INC., a Georgia corporation and a wholly owned indirect subsidiary of Compass ("Sub"), and MORRISON MANAGEMENT SPECIALISTS, INC., a Georgia corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Compass, Sub and the Company have each determined that it is in the best interests of their respective stockholders for Compass to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance of such acquisition, it is proposed that Sub will make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company including the associated rights to purchase shares of Series A Junior Participating Preferred
Stock, $0.01 par value per share, of the Company issued pursuant to the Company's Rights Plan (the "Company Common Stock"), at a price per share of
Company Common Stock of $40.00, net to the sellers in cash, without interest on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of the Company has approved the Offer and resolved to recommend that holders of the Company Common Stock tender their shares pursuant to the Offer;

         WHEREAS, the respective Boards of Directors of Compass, Sub and the Company have approved this Agreement and the merger (the "Merger") of Sub into the Company in accordance with the Georgia Business Corporation Code (the
"GBCC"), on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, Compass, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                            THE OFFER AND THE MERGER

         Section 1.01. THE OFFER.

                  (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than ten business days after the date of the public announcement of this Agreement, Sub shall, and Compass shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") at a price per share of Company Common Stock of $40.00, net to the sellers in cash, without interest. The obligations of Sub to, and of Compass to cause Sub to, accept for payment, and pay


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for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I. The initial expiration date of the Offer shall be the 30th business day following the commencement of the Offer. Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common
Stock subject to the Offer, (ii) reduce the price per share of Company Common
Stock to be paid pursuant to the Offer, (iii) waive the Minimum Tender
Condition (as defined in Annex I), add to the conditions set forth in Annex I or modify any condition set forth in Annex I in any manner adverse to the holders of Company Common Stock, or (iv) change the form of consideration payable in the Offer. If all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then Sub may extend the Offer for one or more periods of time that Sub reasonably believes are necessary to cause the conditions to the Offer to be satisfied from time to time until such conditions are satisfied or waived, provided that, without the prior written consent of the Company, Sub may not extend the Offer beyond April 30, 2001. Sub may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), following its acceptance for payment of shares of Company Common Stock in the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Compass shall cause Sub to, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer and the receipt by Sub of a certificate of the Company, or other evidence satisfactory to Sub and Compass, certifying that the conditions of the Offer specified in 2(b), 2(c), 2(d), 2(e), 2(f) and 2(g) of Annex I have been satisfied, but only to the extent such conditions relate to the Company. As used herein, the term "Specified Date" shall refer to the date on which Sub accepts for payment the shares of Company
Common Stock pursuant to and subject to the conditions of the Offer.

                  (b) On the date of commencement of the Offer, Compass and Sub shall file with the SEC a Tender Offer Statement on Schedule TO
(together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the offer to purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Compass, Sub and the Company will promptly correct any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and will take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Compass and Sub shall provide the Company and its counsel in writing with any written comments (and orally, any oral comments), Compass, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.


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                  (c)      Compass shall provide or cause to be provided to Sub
on a timely basis the funds necessary to purchase any shares of Company Common
Stock that Sub becomes obligated to purchase pursuant to the Offer.

         Section 1.02. COMPANY ACTIONS.

                  (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors at a meeting duly called and held on February 5, 2001, has by unanimous vote of the members thereof present and voting thereat: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), considered as a whole, are fair to, and in the best interest of, the Company and the holders of Company Common Stock, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the GBCC and the Company's
Articles of Incorporation) and (iii) recommended that the holders of Company
Common Stock accept the Offer and tender their Company Common Stock pursuant to the Offer, and approve and adopt this Agreement and the Merger.

                  (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company described in Section 1.02(a), and shall disseminate the Schedule
14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable federal securities laws. Compass and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company, Compass and Sub will promptly correct any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and will take all steps necessary to cause the Schedule
14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Compass and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Compass and its counsel prior to responding to such comments.

                  (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with an appropriate number of mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Compass may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Compass and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in


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connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

         Section 1.03. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the GBCC, Sub shall be merged with and into the Company at the Effective Time (as defined in Section
1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the
"Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the GBCC.

         Section 1.04. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 11:00 a.m., within five business days after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Smith Helms Mulliss & Moore, L.L.P., 201 North
Tryon Street, Charlotte, North Carolina, or at such other time, date or place agreed to in writing by Compass and the Company; provided that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by applicable law) waived within such period, then the Closing shall take place on the fifth business day following the date on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

         Section 1.05. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the GBCC and filed with the Secretary of State of the State of Georgia. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Georgia or at such subsequent time or date as Compass and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

         Section 1.06. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

         Section 1.07. ARTICLES OF INCORPORATION AND BYLAWS.

                  (a) The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The Bylaws of the Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.


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         Section 1.08. DIRECTORS. The directors of Sub immediately prior to the
Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Section 1.09. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

         Section 2.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Compass or Sub:

                  (a)      CONVERSION OF COMPANY COMMON STOCK. Each share of
Company Common Stock issued and outstanding immediately prior to the Effective
Time (other than shares to be canceled in accordance with Section 2.01(c) and the Appraisal Shares (as defined in Section 2.01(d)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share paid in the Offer (the "Merger Consideration"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  (b) CAPITAL STOCK OF SUB. Each issued and outstanding share of common stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (c)      CANCELLATION OF TREASURY STOCK AND COMPASS-OWNED
STOCK. Each share of Company Common Stock that is owned by the Company (as treasury stock), Compass or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (d)      APPRAISAL RIGHTS. Notwithstanding anything in this
Agreement to the contrary, shares (the "Appraisal Shares") of Company Common
Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Article 13 of the GBCC and as of the Effective Time has not withdrawn or lost such right to such appraisal shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a), but instead such holder shall only be entitled to such rights as are granted by the GBCC.
At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except those granted by the GBCC. If a holder of Appraisal Shares shall effectively withdraw or lose (through


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failure to perfect or otherwise) the right to appraisal, then, as of the
Effective Time or the occurrence of such event, whichever last occurs, those Appraisal Shares shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.01(a), upon the surrender of the certificate or certificates representing those Appraisal
Shares. The Company shall serve prompt notice to Compass of any demands for appraisal of any shares of Company Common Stock, and Compass shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Compass, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

         Section 2.02. EXCHANGE OF CERTIFICATES.

                  (a) PAYING AGENT. Prior to the Effective Time Compass shall designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"), and, from time to time after the Effective Time, Compass shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be the sole property of Compass.

                  (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each Certificate holder of record (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Compass may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger
Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation or to such other agent or agents as may be appointed by Compass, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Compass that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

                  (c) CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall be made thereafter. If, after the Effective Time, Certificates are presented to the


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Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) NO LIABILITY. None of Compass, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered within two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed
Certificate the Merger Consideration.

                  (f)      WITHHOLDING. Compass, the Company, the Surviving
Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and each holder of a Company Stock Option such amounts as Compass, the Company, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Compass, the Company, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock and each holder of a Company Stock
Option in respect of which such deduction and withholding was made by Compass, the Company the Surviving Corporation or the Paying Agent. Compass, the
Company, the Surviving Corporation, or the Paying Agent, as the case may be, shall file all payroll tax reports or wage statements which are required to be filed with the appropriate Governmental Entity.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         Section 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by the Company to Compass prior to the execution of this Agreement (the


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"Company Disclosure Schedule"), the Company represents and warrants to Compass and Sub as follows:

                  (a)      ORGANIZATION, STANDING AND POWER. Each of the
Company and its subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than (except in the case of clause (i) above with respect to the Company) where the failure to be so organized, existing, qualified or licensed or in good standing, individually and in the aggregate, would not reasonably be expected to have a Material
Adverse Effect (as defined in Section 8.03). The Company has made available to
Compass true and complete copies of its Articles of Incorporation and Bylaws, in each case, as amended to the date of this Agreement.

                  (b)      SUBSIDIARIES. Section 3.01(b) of the Company
Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock or other equity or voting interests of each subsidiary of the Company are owned by the Company free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its wholly owned subsidiaries, and except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association or other entity.

                  (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 250,000 shares of Preferred Stock, of which 50,000 shares are designated as Series A
Junior Participating Preferred Stock (the "Preferred Stock"). As of the close of business on December 31, 2000, (i) 12,783,834 shares of Company Common Stock were issued and outstanding (including shares of Company Common Stock held in a "rabbi trust" in connection with the Company's Deferred Compensation Plan),
(ii) no shares of Company Common Stock were held by the Company in its treasury, and (iii) no Preferred Stock was issued and outstanding or held by the Company in its treasury. As of the date hereof, not more than 2,475,495 shares of Company Common Stock are subject to outstanding stock options to purchase Company Common Stock (collectively, the "Company Stock Options") granted under the Company's Stock Incentive and Deferred Compensation Plan for
Directors, the 1996 Stock Incentive Plan, and the 1996 Non-Executive Stock
Incentive Plan (such plans, collectively, the "Company Stock Plans"). There are no outstanding stock appreciation rights or other similar rights outstanding under the Company Stock Plans. Except as set forth above and except for stock equivalent units held on behalf of employees in their Company stock rate of return accounts in the Company's Deferred Compensation Plan and the rights issued under the Rights Plan (the "Rights"), as of the close of business on November 30, 2000, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. No shares of Company Common Stock are owned by any subsidiary of the Company. All outstanding shares of capital stock of the Company are,


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and all shares that may be issued pursuant to the Company Stock Plans will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and no securities or other instruments or obligations of the Company or any of its subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of the Company, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, except as specifically permitted under Section
4.01(a), there are no Contracts (as defined in Section 3.01(d)) of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are no outstanding contractual obligations of the Company or any of its subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. To the knowledge of the Company as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company or any of its subsidiaries.

                  (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject only to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock (the "Company Stockholder Approval") to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Company Stockholder Approval if such approval is required by law and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or other similar laws relating to creditors' rights and general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Articles of Incorporation or Bylaws of the Company or the articles of incorporation or bylaws (or similar organizational documents) of any of its subsidiaries, (ii) other than as disclosed in Section 3.01(d) of the Company Disclosure Schedule any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee,


                                       9

lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (U) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (V) the filing with the SEC of (a) the Schedule 14D-9, (b) a proxy statement or information statement relating to the Company Stockholder Approval if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement") and (c) such reports under the Exchange Act, as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby or thereby, (W) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (X) any filings required under the rules and regulations of the New York Stock Exchange (the "NYSE") and
(Y) such other consents, approvals, orders, authorizations, registrations, declarations and filings (including those required under Environmental Laws (as defined in Section 3.01(l)(iii)) the failure of which to be obtained or made, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

                  (e) SEC DOCUMENTS. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since June 1, 1998 (together with and giving effect to, any amendments, supplements and exhibits thereto and any information incorporated therein by reference, the "SEC Documents"). No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the dates the SEC Documents were filed, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Since the date of the SEC Documents filed prior to the date hereof (the "Filed SEC Documents"), the Company and its subsidiaries have incurred no material liabilities or obligations (net of the benefits or assets obtained by the Company in connection with the incurrence of such liabilities or obligations) of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities and obligations in connection with the transactions contemplated by this Agreement, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice,
(iii) those liabilities and obligations which were not required under GAAP to be reflected or reserved against in the financial statements (including the related notes) included in the SEC Documents, or with respect to the period following the date of the most recent Filed SEC Documents, those liabilities and obligations which would not be required under GAAP to be reflected or reserved in those financial statements of the Company prepared as of a fiscal year end; or (iv) as set forth in Section 3.01(e) of the Company Disclosure Schedule.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Filed SEC Documents, since November 30, 2000, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been, except as set forth on Section 3.01(f) of the Company Disclosure Schedule (i) any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes, has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, except for dividends by a wholly owned subsidiary of the Company to its parent and the declaration of regular quarterly cash dividends, the most recent of which was declared January 9, 2001, payable January 31, 2001, (iii) other than in connection with the exercise of Company Stock Options, any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iv) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its subsidiaries, (v) (A) any granting by the Company or any of its subsidiaries to any current or former director or executive officer of any increase, or to any current or former officer of any material increase, in compensation or other benefits, except in each case for increases of compensation in the ordinary course of business consistent with past practice or required under any agreement or Benefit Plan (as defined in Section 3.01(j)) in effect as of November 30, 2000, (B) any granting by the Company or any of its subsidiaries to any current or former director or officer of any right to receive any material severance or termination pay or any material increase therein, or (C) any entry by the Company or any of its subsidiaries into, or any material amendment of, any Benefit Plan with any current or former director or officer of the Company or any of its subsidiaries, (vi) any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or applicable law, (vii) any material election with respect to taxes by the Company or any of its subsidiaries or (viii) any settlement or compromise of any material tax liability or refund.

                  (g) LITIGATION. Except as disclosed in Section 3.01(g) of the Company Disclosure Schedule, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective assets that, individually, involves a claim in excess of $200,000, nor is there any statute, law, ordinance, rule, regulation, judgment, order, injunction or decree, of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (h)      CONTRACTS.

                           (i)      As used herein, the term "Customer
                  Contract" means a contract to provide contract food and contract catering services to customers of the Company or its subsidiaries as to which the Company or any subsidiary was a party;

                           (ii)     As used herein, the term "Material
                  Contract" means any contract, agreement, arrangement or understanding to which the Company or any subsidiary is a party or by which the Company, any subsidiary, or any of their respective assets is bound that is or contains any of the following:

                                    (A)      the Company's 50 largest Customer
                           Contracts for fiscal year 2000;

                                    (B)      a contract purporting to be
                           binding upon the Company, any of its subsidiaries or any of its affiliates that contains a covenant restricting the ability of the Company or any of its subsidiaries (or which, following the consummation of the Offer or the Merger, would reasonably be expected to restrict the ability of Compass or any of its subsidiaries, including the Company and its subsidiaries) to compete with any person or engage in any business or activity in any geographic area or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

                                    (C)      a loan, guarantee or similar
                           agreement relating to the borrowing of money from, or extension of credit to, any other person in excess of $100,000;

                                    (D)      any lease or sublease relating to
                           real property involving rent in excess of $100,000 per year;

                                    (E)      any contract not fully performed,
                           including without limitation contracts for the purchase of any commodity, material, services, equipment or fixed assets, for a price in excess of $1,000,000 in the aggregate over the life of the contract;

                                    (F)      any vehicle master lease or other
                           personal property master lease involving annual payments in excess of $250,000 per year;

                                    (G)      any contract that obligates the
                           Company or its subsidiaries to obtain all or a substantial portion of its requirements of any goods or services from, or, except for Customer Contracts, supply all or a substantial portion of the requirements for any goods or services of, any other person.

                           (iii) On the date of this Agreement, except as set forth in Section 3.01(h) of the Company Disclosure Schedule:

                                    (A)      Except with respect to those
                           Material Contracts described in Section
                           3.01(h)(ii)(E) above, each Material Contract (as defined above) together with all modifications and amendments thereto, is the valid and binding obligation of the Company or its subsidiaries, as applicable, in full force and effect, and to the Company's knowledge, enforceable against the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application affecting creditors' rights generally and by equitable principles;

                                    (B)      Except with respect to those
                           Material Contracts described in Section
                           3.01(h)(ii)(E) above, neither the Company nor any of its subsidiaries is in material breach or default under any Material Contract; and, to the knowledge of the Company, no other party is in material breach or default thereunder;

                                    (C)      Except with respect to those
                           Material Contracts described in Section
                           3.01(h)(ii)(E) above, neither the Company nor any of its subsidiaries has received any written or oral notice of any event or condition that constitutes, or with the passage of time would constitute, a material default by the Company under any Material Contract; and

                                    (D)      to the knowledge of the Company,
                           neither it nor any of its subsidiaries has received written notice or other notice or advice of termination, cancellation, nonrenewal or material adverse price adjustment of any of the Company's 50 largest Customer Contracts for fiscal year 2000 or any other Material Contract that would result in material damage to the Company.

                           (iv) On the date of this Agreement, with respect to those Material Contracts described in Section 3.01(h)(ii)(E) above, except as set forth in Section 3.01(h) of the Company Disclosure Schedule:

                                    (A)      To the knowledge of the Company,
                           each such Material Contract described in Section 3.01(h)(ii)(E) above together with all modifications and amendments thereto, is the valid and binding obligation of the Company or its subsidiaries, as applicable, in full force and effect, enforceable against the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general application affecting creditors' rights generally and by equitable principles;

                                    (B)      To the knowledge of the Company,
                           neither the Company nor any of its subsidiaries is in material breach or default under any such Material Contract described in Section 3.01(h)(ii)(E) above, and no other party is in material breach or default thereunder; and

                                    (C)      To the knowledge of the Company,
                           neither the Company nor any of its subsidiaries has received any written or oral notice of any event or condition that constitutes, or with the passage of time would constitute, a material default by the Company under any such Material Contract described in
                           Section 3.01(h)(ii)(E) above.

                           (v) Section 3.01(h) of the Company Disclosure Schedule contains a true and complete list of all Material Contracts (except with respect to items described in Section 3.01(h)(ii)(E) above) and a list of the Company's top 50 Customer Contracts;

                           (vi) True and complete copies of each Material Contract (except with respect to items described in Section 3.01(h)(ii)(E) above) have been made available to Compass and to Sub.

                  (i) COMPLIANCE WITH LAWS. Except as disclosed in the Company Disclosure Schedule and with respect to Environmental Laws and Taxes (as defined in Section 3.01(n)(ix)), which are the subject of Section 3.01(l) and
Section 3.01(n), respectively, the Company and its subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity which are material to the operation of the business of the Company. None of the Company or any of its subsidiaries has received, since June 1, 1998, a written communication alleging or relating to a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations, except for violations or possible violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, franchises, orders, registrations and approvals of all Governmental Entities which are material to the operation of the business of the Company (collectively, "Permits"), necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to such Governmental Entities any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit which is material to the operation of the business of the Company.

                  (j)      BENEFIT PLANS; EMPLOYMENT AND LABOR RELATIONS.

                           (i) Section 3.01(j)(i) of the Company Disclosure Schedule contains an accurate and complete list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in
                  Section 3(1) of ERISA) and all other plans, agreements, policies or arrangements relating to stock options, stock purchases, compensation, deferred compensation, bonus, severance, and other employee benefits, in each case maintained or contributed to as of the date of this Agreement by the Company or any subsidiary for the benefit of any current or former employees, officers or directors of the Company or any subsidiary or for which the Company or any subsidiary is or could be liable, as a result of its status as an ERISA Affiliate (as defined below) (collectively, the "Benefit Plans"). Except as set forth on Section 3.01(j)(i) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate currently sponsors or contributes to, nor has ever sponsored or contributed to, any "multiemployer plan" as described in Section 37(A) of ERISA. Each Benefit Plan has been duly authorized by all necessary corporate action by the Company or any participating subsidiary or ERISA Affiliate. The Company has delivered to Compass true, complete and correct copies of (A) the Morrison Health Care, Inc. Salary Deferral Plan; (B) the Morrison Health Care, Inc. Salary Deferral Plan Trust Agreement; (C) the Morrison Health Care, Inc. 401(k) Plan for Union Employees; (D) the Trust Agreement between Merrill Lynch Trust Company, FSB, as the Trustee and Morrison Health Care, Inc., as the Employer; (E) the Morrison Restaurants, Inc. Retirement Plan; (F) the Morrison Incorporated Retirement Plan Trust Agreement; (G) the Morrison Management Specialists, Inc. Grantor Trust Agreement; (H) the Morrison Health Care, Inc. Executive Life Insurance Plan; (I) the Morrison Health Care, Inc. Cafeteria Plan, (J) the Morrison Health Care, Inc. Employee Welfare Benefit Plans Master Trust Agreement, (K) the Administrative Services Agreement between Metropolitan Life Insurance Company and Morrison Health Care, Inc. dated March 1, 1999, and (L) the Employee Management Services Agreement between the Company and Professional Employment Managers, Inc. dated June, 1999. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA, at any time. "DOL" means the United States Department of Labor. "IRS" means the Internal Revenue Service. "PBGC" means the Pension Benefit Guaranty Corporation.

                           (ii) Except as set forth on Section 3.01(j)(ii) of the Company Disclosure Schedule, the Benefit Plans are on the date hereof in compliance with the applicable provisions of ERISA and the Code, the rules and regulations promulgated thereunder, all other applicable laws and the terms of all applicable collective bargaining agreements. There are no investigations by any federal or state entity, or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings against or with respect to which any Benefit Plan is a party or asserting any rights to or claims for benefits under any Benefit Plan that would give rise to any liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. There are no involuntary termination proceedings which have been instituted against any Pension Plan.

                           (iii) Each of the Company and its subsidiaries has performed all of its material obligations under all Benefit Plans and has made appropriate entries in its financial records and statements prepared in accordance with generally accepted accounting practices for all obligations and liabilities under such Benefit Plans that have accrued but are not yet due. Other than any Pension Plan amendment with respect to which the remedial amendment period described under
                  Section 401(b) of the Code has not expired, each Pension Plan that is intended to be a tax-qualified plan is the subject of a favorable determination letter from the IRS (a "Determination Letter Request"), and was filed with the IRS within the remedial amendment period described under
                  Section 401(b) of the Code, each such favorable determination letter stating to the effect that such Pension Plan is qualified under Section 401(a) of the Code, subject to the reservation as to the Pension Plan's operational compliance with Code requirements. No such determination letter on any Pension Plan has been revoked, and the IRS has not issued written notice of its intent to revoke the qualified status of any such Pension Plan. No event has occurred and no circumstance exists that would reasonably be expected to result in the disqualification of such Pension Plan or, with respect to each Determination Letter Request, would reasonably be expected to cause the IRS not to issue a favorable determination letter. The Company has delivered or made available to Compass a copy of the most recent determination letter received with respect to each Pension Plan for which a letter has been issued, as well as any Determination Letter Request still pending.

                           (iv) No statement, either written or oral, has been
                  made by the Company or any subsidiary to any individual with regard to any Benefit Plan that was not in accordance with the respective Benefit Plan and that could have material adverse economic consequences to the Surviving Corporation or Compass.

                           (v) Except as set forth on Section 3.01(j)(v) of the Company Disclosure Schedule, each Benefit Plan is and has been administered, and the Company and its subsidiaries, with respect to all Benefit Plans are, in compliance in all material respects with ERISA, the Code and other applicable laws and with applicable collective bargaining agreements. This statement specifically means, but is not limited to, the following matters:

                                    (A)      No material transaction prohibited
                           by Section 406 of ERISA and no material "prohibited transaction" under Section 4975 of the Code have occurred with respect to any Benefit Plan for which an exemption does not apply.

                                    (B)      The Company and its subsidiaries
                           have had no liability to the PBGC with respect to any plan or have any liability under Sections 502 or 4071(c) of ERISA. All filings required by ERISA and the Code as to each Benefit Plan have been timely filed, and all notices and disclosures to participants under such Benefit Plans required by either ERISA or the Code have been timely provided.

                           (vi) Except as set forth on Section 3.01(j)(vi) of the Company Disclosure Schedule, each of the following statements is true and correct regarding each Benefit Plan:

                                    (A)      No event or circumstance specific
                           to the Company or its subsidiaries (as opposed to general economic or industry events that impact the Company or its subsidiaries as members of an affected group or class of business enterprises), except for ordinary course matters such as workers compensation adjustments, has occurred since the close of the Benefit Plan year immediately preceding the date of this Agreement that could result in a material increase in premium costs of any Benefit Plan that are insured, or material increase in benefit costs of such Benefit Plans that are self-insured.

                                    (B)      Except to the extent required under
                           Section 601 et seq. of ERISA and Section 4980B of the Code, neither the Company nor any of its subsidiaries provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee or beneficiary following such employee's retirement or other termination of service.

                                    (C)      The Company and its subsidiaries
                           has the right to modify and terminate benefits to retirees (other than benefits provided under Pension Plans) with respect to both retired and active employees. Each Benefit Plan has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

                           (vii) Except as set forth on Section 3.01(j)(vii) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries now sponsors, maintains, contributes to or has an obligation to contribute to, and has not at any time since January 1, 1994, sponsored, maintained, contributed to, or been obligated to contribute to, any Pension Plan subject to the provisions of

                  Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code. Except where such liabilities would not reasonably be expected to have a Material Adverse Effect, no liability currently exists, and under no circumstances could the Company or any of its ERISA Affiliates incur a liability (other than liabilities arising in accordance with the terms of the Benefit Plans) pursuant to the provisions of Title I, II or IV of ERISA or Section 412, 4971 or 4980B of the Code that could become a liability of the Surviving Corporation or Compass after the Transactions. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or
                  Section 4204 of ERISA for the purpose of evading liability under subtitle D of Title IV of ERISA.

                           (viii)   Neither the Company nor any of its
                  subsidiaries has incurred any material liability, nor has any event occurred that could reasonably result in any material liability, under Title I or Title IV of ERISA (other than to a Pension Plan for contributions not yet due or to the PBGC for payment of premiums not yet due) or under Section 412 or Chapter 43 of the Code that has not been fully paid as of the date hereof.

                           (ix) Except as set forth in Section 3.01(j)(ix) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to, or bound by, any contract with any labor union or association, including, without limitation, any collective bargaining, labor or similar agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) constitute a breach or default under any such agreement, (B) give rise to any right to terminate, amend or modify any such agreement or (C) create any withdrawal liability. Except as set forth in Section 3.01(g) of the Company Disclosure Schedule, there is not currently, pending or existing and there is not and has not been threatened (i) any strike, slow-down, picketing, work stoppage or formal employee grievance or arbitration process;
                  (ii) any proceeding against the Company or any subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge, claim or action or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the DOL or any other federal or state governmental body, any organizational activity or other labor or unemployment dispute against the Company, any subsidiary, or the Surviving Corporation; (iii) any application for certification of a collective bargaining agent; or (iv) any formal or other organizational activity by the Company's or any subsidiary's employees, except with respect to clauses (i) and (ii) immediately above, such occurrences as would not be reasonably expected to have a Material Adverse Effect. To the knowledge of the Company and its subsidiaries, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any subsidiary, and no such action is contemplated by the Company or any subsidiary. The Company and its subsidiaries are in compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, nondiscrimination, employee leave, hours, benefits, the payment of social security taxes, and occupational health, and is not engaged in any unfair labor practice except where the failure to so comply or the result of such unfair labor practice, as the case may be, would not have a Material Adverse Effect on the Company.

                           (x) Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption of or amendment in any collective bargaining agreement.

                           (xi) Except as set forth in Section 3.01(j)(xi) of the Company Disclosure Schedule, since the meeting of the Company's Board of Directors on September 27, 2000, there has not been any adoption of or amendment to any Benefit Plan, other than any amendment required by law or consistent with past practice.

                  (k) ABSENCE OF CERTAIN BUSINESS PRACTICES. Since June 1, 1998, neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company and its subsidiaries (other than solely as a result of the knowledge of any individual who engages in such conduct), any officer, employee or agent thereof, or any other person acting on either of their behalf, has, directly or indirectly, given or agreed to give any payment, gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business or operations of the Company or any subsidiary (or assist the Company or any subsidiary in connection with any actual or proposed transaction relating to its business and operations) (i) which subjected or might have subjected the Company or any subsidiary to any damage or penalty in any criminal or governmental litigation or proceeding, or
(ii) which, in case of a payment made directly or indirectly to an official or employee of any government or of an agency or instrumentality of any government, constitutes an illegal bribe or kickback (or, if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of
1977) or, in the case of a payment made directly or indirectly to a person other than an official or employee of a government or of an agency or instrumentality of a government, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any state which subjects the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business or the termination of a Customer Contract.

                  (l)      ENVIRONMENTAL MATTERS.

                           (i) Except as set forth in Section 3.01(l) of the Company Disclosure Schedule, (A) the Company and its subsidiaries are in material compliance with all Environmental Laws (as defined below) and are subject to no continuing agreements, orders or judgments with respect to compliance with Environmental Laws (as defined below); (B) neither the Company nor any of its subsidiaries has received any written notices of material unremedied violations from any Governmental Entity, and there are no governmental investigations or audits, whether pending, or to the knowledge of the Company, threatened, with respect thereto, the violation of which could result in the imposition of a material fine, penalty, liability, cost or expense; and
                  (C) the Company and its subsidiaries have obtained or made application and paid for all material permits, licenses, orders and approvals of governmental or administrative authorities which either are required by applicable Environmental Laws (as defined below) to permit it to carry on its business and operations in substantially the same manner as currently conducted and the Company and its subsidiaries are in material compliance with the requirements set out in such permits, licenses, orders and approvals.

                           (ii)     Neither the Company nor any of its
                  subsidiaries has used, stored, disposed or released any Hazardous Material (as defined below), except such substances as are normally used in the conduct of its business and operations, and then in such quantities as are in compliance in all material respects with Environmental Laws (as defined below).

                           (iii)    Definitions.

                                    "Environmental Laws" means all applicable
                  laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or protection of human health as it relates to Hazardous Materials, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

                                    "Hazardous Materials" means all hazardous,
                  toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                                    "Release" means, with respect to any
                  Hazardous Material, any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Materials into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                  (m) INSURANCE. Section 3.01(m) of the Company Disclosure Schedule contains a list of all policies of insurance held by, or maintained on behalf of, the Company or any subsidiary, indicating for each policy the carrier, the insured, the type of insurance, the amounts of coverage and the expiration date. Except as set forth on Section 3.01(m) of the Company Disclosure Schedule, nether the Company nor any of its subsidiaries has received any written notice of cancellation, material amendment or material dispute as to coverage with respect to any such policies.

                  (n) TAXES. (i) (A) Each of the Company and its subsidiaries has timely filed or caused to be filed with appropriate taxing authorities all domestic and foreign (whether national, federal, state, provincial, local or otherwise) tax returns and reports required to be filed by or with respect to it; (B) each of the Company and its subsidiaries has timely paid in full all Taxes shown as due on such returns and reports; and
                  (C) the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all current Taxes payable by the Company and each of its subsidiaries (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements.

                           (ii) Except as set forth in Section 3.01(n)(ii) of the Company Disclosure Schedule, no material domestic or foreign (whether national, federal, state, provincial, local or otherwise) income or franchise tax return or report or any other tax return or report of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or, to the knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. The Company has received no notice of deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any amount of Taxes due and owing by the Company or any of its subsidiaries. Each deficiency resulting from any completed audit or examination relating to any amount of Taxes by any taxing authority or any concluded litigation has been timely paid in full.

                           (iii) Except as disclosed on Section 3.01(n)(iii) of the Company Disclosure Schedule, with respect to each of the Company and its subsidiaries, there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

                           (iv) No Liens for Taxes exist upon any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for Taxes not yet due and Liens for Taxes that the Company or any of its subsidiaries is contesting in good faith for which adequate reserves have been established.

                           (v) Except as disclosed on Section 3.01(n)(v) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or bound by any tax sharing or allocation agreement, tax indemnity obligation or any similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement, gain recognition agreement or other agreement relating to Taxes with any taxing authority).

                           (vi)     None of the Company or any of its
                  subsidiaries was, at any time during a period specified in
                  Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                           (vii) Except as disclosed on Section 3.01(n)(vii) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has at any time since January 1, 1990 been a member of a Company Affiliated Group (as defined in Section 3.01(n)(xiii)), and, to the best knowledge of the Company, none of the Company or any of its subsidiaries has any liability for Taxes of any other person which is not a subsidiary of the Company under Treasury Regulation Section 1.1502-6 (or comparable provisions of foreign, state or local law), as a transferee or successor, by contract or otherwise.

                           (viii) Except as otherwise disclosed in the Filed SEC Documents, none of the Company or any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

                           (ix) All Taxes which the Company or any of its subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

                           (x) There are not currently pending any material claims made by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file tax returns and reports, that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

                           (xi) Except as disclosed in Section 3.01(n)(xi) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

                           (xii) Except as set forth in Section 3.01(n)(xii) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement that would require the Company or any of its subsidiaries or any affiliate thereof to make any payment the would constitute an "excess parachute payment" for purposes of Section 280G and 4999 of the Code.

                           (xiii) As used in this Agreement, (A) "Taxes" shall include all (x) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding, license, severance, stamp, premium, environmental, customs, duties, capital stock, unemployment, disability, registration, estimated, alternative, add-on minimum and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (x) or
                  (y) and (B) "Company Affiliated Group" shall mean each group of which the Company or any of its subsidiaries is or has been a member during a period for which such group filed a tax return or report on an affiliated, combined, consolidated or unitary basis.

                           (xiv) The Company has not breached, and is not in default under, the Amended and Restated Tax Allocation and Indemnification Agreement dated March 2, 1996 among Morrison Restaurants Inc., Custom Management Corporation of Pennsylvania, Custom Management Corporation, John C. Metz & Associates, Inc., Morrison International, Inc., Morrison Custom Management Corporation of Pennsylvania, Morrison Fresh Cooking, Inc., Ruby Tuesday, Inc., Ruby Tuesday (Georgia), Inc., Galaxy Management, Inc., Manask Food Services, Inc., Morrison of New Jersey, Inc., Tias, Inc. and the Company (the "Reorganization Tax Agreement").

                  (o)      INTELLECTUAL PROPERTY.

                           (i) The Company and its subsidiaries own, free and clear of all Liens, or are validly licensed or otherwise have the right to use all the trademarks, service marks, trade names, brands, copyrights and patents, all applications for registration and registrations for such trademarks, copyrights and patents and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes owned by or licensed to or used by the Company or any of its subsidiaries (all of the foregoing collectively hereinafter referred to as the "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries, with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, all the Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries are valid, enforceable and in full force and effect.

                           (ii) To the Company's knowledge, none of the Company or any of its subsidiaries has interfered with, infringed upon or misappropriated any valid Intellectual Property Rights or other proprietary information of any other person, except any such infringement or misappropriation that, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect. Since June 1, 1998, with respect to such material infringement or misappropriation, none of the Company or any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) that has not been settled or otherwise fully resolved. To the Company's knowledge, no other person has interfered with, infringed upon or misappropriated any Intellectual Property Rights of the Company or any of its subsidiaries, except any such infringement or misappropriation that, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  (p) PROPERTY. Section 3.01(p) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its subsidiaries. The Company and each of its subsidiaries has valid title or valid leasehold interests to all its real and personal property, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations, or (iii) such restrictions and encumbrances as are listed on the title insurance policies of the Company with respect to such owned real property, copies of which have been made available to Compass. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any real property owned by the Company or its subsidiaries.

                  (q) REORGANIZATION AGREEMENTS. Neither the Company nor any of its subsidiaries, and to the knowledge of the Company, no third party, is in default with respect to any material obligation or liability under (i) that certain Distribution Agreement dated as of March 2, 1996 by and among Morrison Restaurants Inc., Morrison Fresh Cooking, Inc. and the Company, (ii) the Reorganization Tax Agreement (as defined above), and (iii) that certain Agreement Respecting Employee Benefit Matters dated as of March 2, 1996 among Morrison Restaurants Inc., Morrison Fresh Cooking, Inc. and the Company.

                  (r) RIGHTS AGREEMENT. The Company has taken all action necessary so that the execution and delivery of this Agreement, and the consummation of the Transactions or the other transactions contemplated hereby or thereby, will not result in the occurrence of a "Distribution Date" or "Stock Acquisition Date" or "Triggering Event" under that certain Rights Agreement dated as of March 2, 1996 between the Company and AmSouth Bank of Alabama (as amended, modified, supplemented or replaced, the "Rights Agreement") and will not result in any person becoming an "Acquiring Person" (as such terms are defined in the Rights Agreement). All outstanding Rights will be retired or expire at the Effective Time.

                  (s) TAKEOVER PROVISIONS AND STATUTES. The Board of Directors of the Company has taken all actions necessary to exempt this Agreement, the Transactions or the other transactions contemplated hereby from all applicable takeover and super-majority provisions of the Company's Articles of Incorporation and Bylaws and from Georgia law, including Sections 14-2-1111 and 14-2-1132 of the GBCC. No other provision in any organizational document or agreement of the Company or any subsidiary nor, to the knowledge of the Company, any other state takeover or similar statute or regulation is applicable to this Agreement and the Transactions or the other transactions contemplated hereby.

                  (t) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement, the Transactions and the other transactions contemplated hereby.

                  (u) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor, finder or other similar person, other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Compass true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

                  (v) OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the written opinion of Bear, Stearns & Co. Inc., substantially to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Compass.

                  (w) COMPANY BUSINESS. The Company owns no assets and conducts no business outside of the continental United States.

                  (x)      INFORMATION SUPPLIED.

                           (i) The Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date of its filing with the SEC and the date it is first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Compass or Sub expressly for inclusion therein. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                           (ii) The information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Offer Documents will not, on the date the Offer Documents are filed with the SEC or on the date the Offer Documents are first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 3.02. REPRESENTATIONS AND WARRANTIES OF COMPASS AND SUB. Compass and Sub represent and warrant to the Company as follows:

                  (a) ORGANIZATION. Each of Compass and Sub is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority to carry on its business as now being conducted.

                  (b) AUTHORITY; NONCONTRAVENTION. Compass and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Compass and Sub, the consummation by Compass and Sub of the transactions contemplated hereby and the financing arrangements referred to in Section 3.02(d), have been duly authorized by all necessary corporate action on the part of Compass and Sub and no other corporate proceedings on the part of Compass or Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Compass and Sub and constitutes a valid and binding obligation of Compass and Sub enforceable against Compass and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, or other similar laws relating to creditors' rights and general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Compass under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the articles of organization or bylaws or similar organizational documents of Compass or Sub, (ii) any Contract to which Compass or Sub is a party or any of their respective properties or assets is subject or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Compass or Sub or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually and in the aggregate, would not reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Compass or Sub in connection with the execution and delivery of this Agreement by Compass and Sub and the consummation by Compass and Sub of the transactions contemplated hereby and thereby or the compliance with the provisions hereof or thereof, except for (1) expiration or termination of the waiting period under the HSR Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (3) the filing of the Offer Documents with the SEC and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually and in the aggregate, would not impair in any material respect the ability of Compass or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  (c) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

                  (d) CAPITAL RESOURCES. Compass has on hand or pursuant to written commitments sufficient funds to purchase, or permit Sub to purchase, all shares of the Company Common Stock validly tendered into and not withdrawn from the Offer and to permit Compass and Sub to consummate the Transactions and to pay the Merger Consideration and all associated costs and expenses.

                  (e) DIRECTOR RECOMMENDATIONS. The Board of Directors of Compass (or a duly authorized committee) has duly and unanimously adopted resolutions which are still in full force and effect as of the date hereof approving and declaring advisable the Offer, the Merger, this Agreement and the Transactions. The Board of Directors and sole shareholder of Sub have adopted resolutions approving the Offer, the Merger, this Agreement and the Transactions.

                  (f) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor, finder or other similar person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Compass or Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Compass or Sub.

                  (g)      NO UNTRUE REPRESENTATION; INFORMATION SUPPLIED.

                           (i) The Offer Documents will not, on the date filed with the SEC and first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Compass or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information derived from documents filed by the Company with the Commission. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the regulations thereunder.

                           (ii) The information supplied or to be supplied in writing by or on behalf of Compass or Sub for inclusion in the Schedule 14D-9 (and any amendments or supplements thereto) will not, on the date the Schedule 14D-9 is filed with the SEC and is first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 4.01. CONDUCT OF BUSINESS.

                  (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, except (i) as consented to in writing by Compass, (ii) as specifically contemplated by this Agreement, or (iii) as disclosed in Section 4.01 of the Company Disclosure Schedule (with specific reference to the Subsection of this Section 4.01 to which the information stated in such disclosure relates and such other Subsections of this
Section 4.01 to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Subsection readily apparent), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their commercially reasonable efforts to comply with all applicable laws, rules and regulations and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them in all material respects. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to:

                           (i) (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than quarterly cash dividends consistent with past practice, (x) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except with respect to redemption requirements pursuant to the Company Stock Plans, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or
                  (z) liquidate or merge with any subsidiaries of the Company;

                           (ii) issue, deliver, sell, pledge or otherwise transfer or encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options pursuant to the Benefit Plans that are in existence on the date of this Agreement);

                           (iii) amend its articles of incorporation or bylaws (or similar organizational documents);

                           (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets other than purchases of assets in the ordinary course of business consistent with past practice;

                           (v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (except for purchase money security interests and other Liens arising in the ordinary course of business) or otherwise dispose of any of its properties or assets or any interest therein, except sales of (i) inventory and obsolete assets in the ordinary course of business consistent with past practice and (ii) immaterial assets in the ordinary course of business consistent with past practice (but specifically excluding joint venture investments);

                           (vi) (x) repurchase, accelerate, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice, provided that the aggregate amount of indebtedness of the Company shall not exceed $70,000,000 as of the Specified Date,
                  (y) make any loans, advances or capital contributions to, or investments in, any other person, other than any direct or indirect wholly owned subsidiary of the Company, or (z) enter into any hedging agreement or other financial agreement or arrangement designed to protect the company against fluctuations in commodities prices or current exchange rates, except agreements or arrangements in respect of contractual commitments of the Company entered into in the ordinary course of business consistent with past practice;

                           (vii) incur or commit to incur any capital expenditures, whether by acquisition or internal investment, or any obligations or liabilities in connection therewith, other than capital expenditures which are reflected on the Company's fiscal 2001 budget;

                           (viii) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $500,000 in the aggregate other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of trade payables and other similar liabilities and of claims, liabilities or obligations reflected, reserved against or otherwise disclosed in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves or as otherwise disclosed) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

                           (ix)     (A) grant to any employee, officer,
                  director, consultant or independent contractor of the Company or any of its subsidiaries any increase in compensation or pay any bonus, other than in the ordinary course of business consistent with past practice, (B) establish any program for or grant to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries any increase in severance or termination pay, (C) establish, adopt, enter into or amend any Pension Plan, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, (E) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Pension Plan or Benefit Plan, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan or Pension Plan, other than pursuant to the provisions of Section 5.07 hereof, including any payment of cash pursuant thereto or (F) amend or modify or grant any Company Stock Option, in each case above other than (i) changes that are required by applicable law or (ii) to satisfy obligations existing as of the date hereof;

                           (x) fail to maintain existing insurance at levels substantially comparable to current levels or otherwise in a manner inconsistent with past practice;

                           (xi) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company and its subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property Rights of the Company or its subsidiaries;

                           (xii) enter into or amend any agreements pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any material Company product, process or technology;

                           (xiii) enter into or amend any contract or other agreement, whether written or oral, that contains any guarantees as to the Company's or any subsidiary's future revenues;

                           (xiv) except with respect to the acquisition (and related construction) of that certain real property and facility located at 5801 Dunwoody Road, Atlanta, Georgia 30319, obtain any real property, whether through acquisition, lease, sublease or otherwise, other than in the ordinary course of business consistent with past practice in connection with contracts with customers;

                           (xv) hire in excess of that number of additional employees required in the good faith judgment of the Company;

                           (xvi) except insofar as may be required by a change in GAAP or generally accepted accounting principles of the applicable jurisdiction or changes in applicable law, make any changes in accounting methods, principles or practices;

                           (xvii) take any action that would reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer or the Merger not being satisfied; or

                           (xviii)  authorize any of, or commit, resolve or
                  agree to take any of, the foregoing actions.

                  (b) CERTAIN TAX MATTERS. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) timely file all tax returns ("Post-Signing Returns") required to be filed by or with respect to each such entity; (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed;
(iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Compass of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries in respect of any Tax, the nonpayment of which would have a Material Adverse Effect, and not settle or compromise any such Action in excess of $500,000 without Compass's consent; and (v) not make any material tax election without Compass's consent.

                  (c) ADVICE OF CHANGES; FILINGS. The Company shall, subject to Section 4.01(d), (i) confer with Compass on a regular and frequent basis to report on operational matters and other matters requested by Compass and (ii) use commercially reasonable efforts to promptly advise Compass orally and in writing of any change or event that would reasonably be expected to have a Material Adverse Effect. The Company and Compass shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include competitively sensitive or other confidential information. The Company will furnish Compass with copies of all filings and correspondence with or from the SEC.

                  (d) NO DISCLOSURE. Notwithstanding Section 4.01(c), with respect to any business in which Compass and the Company (or any of their respective subsidiaries) compete with each other, the Company shall not provide to Compass or Sub information (in documentary or other form) that outside counsel to the Company (after consultation with outside counsel to Compass) determines should not be exchanged because of the competitive sensitivity of the information.

         Section 4.02. NO SOLICITATION.

                  (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any person with respect to, any Takeover Proposal; provided that at any time prior to the Specified Date, the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) or a bona fide Takeover Proposal that such Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal (a "Likely Superior Proposal"), in each case that was unsolicited, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its subsidiaries to the person making such Superior Proposal or Likely Superior Proposal (and its representatives) pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are no less favorable to the Company than the terms of the Confidentiality Agreement dated December 4, 2000, between Compass and the Company (as it may be amended from time to time, the "Confidentiality Agreement")) provided that all such information is provided on a prior or substantially current basis to Compass; and (y) participate in discussions or negotiations with the person making such Superior Proposal or Likely Superior Proposal (and its representatives) regarding such Superior Proposal or Likely Superior Proposal.

         For purposes of this Agreement, "Superior Proposal" means any offer not solicited by the Company made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its subsidiaries and otherwise on terms which the Board of Directors of the Company determines in good faith (following receipt of the advice of a financial advisor of nationally recognized reputation) to provide consideration to the holders of Company Common Stock with a greater value than the consideration payable in the Merger.

         For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class or series of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                  (b) Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Compass or Sub) or propose to withdraw (or modify in a manner adverse to Compass or Sub) the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Offer or the Merger,
(ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (each, an "Acquisition Agreement") constituting any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a) entered into under the circumstances referred to in such Section 4.02(a)) or (iv) agree or resolve to take any of the actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, at any time prior to the Specified Date, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited, withdraw or modify the recommendation by such Board of Directors of this Agreement, the Offer or the Merger or terminate this Agreement, if such Board of Directors determines in good faith (after taking into account any changes to the terms of this Agreement proposed in writing by Compass in response to such Superior Proposal and after consultation with a financial advisor of nationally recognized reputation) that such Superior Proposal, as modified as a result of any negotiations, provides consideration to the holders of the Company Common Stock with a greater value than the consideration payable pursuant to this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to such Superior Proposal), but only at a time that is prior to the Specified Date and is after the third business day following Compass's receipt of written notice advising Compass that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly (and in no event later than 24 hours) advise Compass orally and in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall promptly keep Compass informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

                  (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that, except as set forth in Section 4.02(b), in no event shall the Board of Directors of the Company or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement, the Offer or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         Section 5.01. PREPARATION OF THE PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING.

                  (a) If the adoption of this Agreement by the Company's stockholders is required by law or the Company's Articles of Incorporation or Bylaws, the Company and Compass shall, as promptly as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the expiration of the Offer. The Company shall promptly notify Compass upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Compass with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Compass an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Compass and (iii) shall not file or mail such document or respond to the SEC prior to receiving Compass's approval, which approval shall not be unreasonably withheld or delayed.

                  (b) If the adoption of this Agreement by the Company's Stockholders is required by law or the Company's Articles of Incorporation or Bylaws, the Company shall, as promptly as practicable following the expiration of the Offer, establish a record date (which will be as promptly as reasonably practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board's or committee's approval or recommendation of the Offer, the Merger or this Agreement. Notwithstanding the foregoing, if Sub or any other subsidiary of Compass shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without the Company Stockholders Meeting in accordance with Section 14-2-1104 of the GBCC.

                  (c) Compass agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Compass or any subsidiary of Compass to be voted in favor of the Company Stockholder Approval.

         Section 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. Except as required by applicable law and as otherwise provided in Section 4.01(d), the Company shall, and shall cause each of its subsidiaries to, upon reasonable advance notice by Compass to the Company, afford to Compass, and to Compass's officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable and reasonably prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Compass on a prompt basis (a) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (b) all other information concerning its business, properties and personnel as Compass may reasonably request (including access to, but not copies of, the work papers of Ernst & Young LLP), except such information which counsel to the Company designates as privileged under the attorney-client or similar privilege. Except as required by law, Compass will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

         Section 5.03. COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to the Offer and the Merger to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including the making of all filings under the HSR Act and the Exon-Florio Amendment as promptly as reasonably practicable, and in any event, within 15 business days after the date hereof, and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any provision of the Company's Articles of Incorporation, Bylaws or any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Transactions or the other transactions contemplated hereby or thereby, use its commercially reasonable efforts to ensure that this Agreement, the Transactions or the other transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such provision, statute or regulation on this Agreement, the Transactions or the other transactions contemplated hereby or thereby. The Company and Compass shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining any such waivers, consents, approvals, orders and authorizations, including, without limitation: (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement (except such communications which counsel to the Company advises the Company is privileged under the attorney-client privilege or similar privilege), (ii) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or material proposed oral) communication with any Governmental Entity, (iii) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat, (iv) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement, the Offer and the Merger, and (v) furnishing the other party with such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity, and which is not of a privileged nature or which contains competitively sensitive information.

                  (b) The Company shall give prompt notice to Compass, and Compass shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 5.04. INDEMNIFICATION, EXCULPATION AND INSURANCE.

                  (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective articles of incorporation or bylaws (or similar organizational documents) shall be assumed and continued by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Notwithstanding any other provisions in any such articles of incorporation or bylaws to the contrary, any Indemnified Party who is an officer or director of the Company as of the date hereof will provide notice to the Surviving Corporation and Compass of any third party claim which may give rise to an indemnity obligation, and the Surviving Corporation and Compass shall have the ability to participate in the defense of any such claim.

                  (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.04. In the event that the Surviving Corporation is financially incapable of satisfying its obligations under this Section 5.04, Compass shall satisfy such obligations.

                  (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and in amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that (i) Compass may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.04(c) and (ii) in no event shall Compass be required to pay aggregate premiums for insurance under this Section 5.04(c) in excess of 200% of the amount of the aggregate premiums paid by the Company for 2000 for such purpose which 2000 premiums are identified in Section 5.04(c) of the Company Disclosure Schedule; provided further that Compass shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

                  (d) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each Indemnified Party against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director or officer occurring before the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company or the Surviving Corporation, as the case may be, shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.04(d) to pay the fees and expenses of more than one counsel (and one local counsel) for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

         Section 5.05. FEES AND EXPENSES.

                  (a) Except as set forth in Section 5.05(c), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b)      In the event that:

                           (i) (A) first, a Takeover Proposal shall have been publicly proposed or publicly announced or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, thereafter (B) this Agreement is terminated by either Compass or the Company pursuant to Section 7.01(b)(i) and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal; or

                           (ii) this Agreement is terminated by Compass pursuant to Section 7.01(c) or by the Company pursuant to
                  Section 7.01(f),

then the Company shall pay Compass a fee equal to $18,000,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Compass in the case of a payment as a result of any event referred to in Section 5.05(b)(i) or Section 5.05(b)(ii), promptly, but in no event later than the date of such termination. For purposes of Section 5.05(b), a "Takeover Proposal" shall have the meaning assigned to such term in Section 4.02(b), except that references to "20%" in such definition shall be deemed to be references to "50%". The parties acknowledge that the agreements contained in this Section 5.05(b) and in Section 5.05(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 5.05(b) or Section 5.05(c) and, in order to obtain such payment, Compass commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.05(b) or Section 5.05(c), the Company shall pay to Compass interest on the amounts set forth in this Section 5.05(b) or Section 5.05(c), at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

                  (c) In addition, the Company shall reimburse Compass and Sub for all their actual and documented out-of-pocket expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (i) in the event this Agreement is terminated in the circumstances described in Section 5.05(b)(i), or (ii) in the event this Agreement is terminated in the circumstances described in Section 5.05(b)(ii), promptly, but in no event later than the date of such termination; provided, that the aggregate amount of such reimbursement together with the Termination Fee shall not exceed $21,000,000. All payments made pursuant to this Section 5.05(c) shall be made by wire transfer of same day funds to an account designated by Compass.

         Section 5.06. STOCK OPTIONS AND RESTRICTED STOCK.

                  (a) Upon payment by Sub for shares of Common Stock pursuant to the Offer, each holder of a Company Stock Option, whether or not then exercisable, which is then outstanding shall be entitled to receive, in cancellation and full settlement of the Company Stock Option, an amount equal to the product of (x) the number of shares of Company Common Stock provided in the Company Stock Option and (y) the excess, if any, of the price per share of Company Common Stock paid pursuant to the Offer over the exercise price per share of Company Common Stock provided for in the Company Stock Option (the "Option Consideration"). As soon as practicable following payment by Sub for shares of Common Stock pursuant to the Offer, but no later than the Effective Time, the Company shall pay (or cause to be paid, as the case may be) the Option Consideration in cash to each holder of a Company Stock Option to whom Option Consideration is payable. The Company shall take such other actions available under the Company Stock Plans to effect the cancellation of all Company Stock Options. The Company agrees to use commercially reasonable efforts to obtain consents from the holders of such Company Stock Options to their cancellation to the extent Compass determines such consents to be advisable.

                  (b) Notwithstanding any provision in any granting agreement or other document to the contrary, all restrictions on shares of restricted Company Common Stock granted under any of the Company Incentive Plans shall lapse at the Specified Date, and the holder of such restricted Company Common Stock shall be entitled to tender such shares in the Offer or receive for each share of restricted Company Common Stock, in cancellation and full settlement of such share, the Merger Consideration.

         Section 5.07. BENEFITS MATTERS.

                  (a) The Company will take all actions necessary and appropriate to terminate (i) its Salary Deferral Plan, (ii) its 1996 Stock Incentive Plan (including all management and executive stock programs under such plan), and (iii) its 1996 Non-Executive Stock Incentive Plan (including all management and executive stock programs under such plan), at the Specified Date. Except for the Company's Salary Deferral Plan and except as otherwise provided herein, from and after the Specified Date, the Surviving Corporation shall continue to honor in accordance with their respective terms the Benefit Plans, Pension Plans and all of the Company's other employee benefit, compensation, employment, severance and termination agreements, plans and policies, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event); it being agreed and acknowledged by Compass that the transactions contemplated by this Agreement constitute a "change of control" for all purposes under all such agreements, plans and policies.

                  (b) After the Effective Time, employees of the Company or any of its subsidiaries immediately prior to the Effective Time (the "Company Employees") shall be provided benefits which are substantially similar to those provided by the Company before the Effective Time, other than any equity-based benefits provided before the Effective Time which shall be replaced by permitting Company Employees to participate in the Compass Group Stock Bonus Program in effect in 2001, or another plan substantially similar thereto. Further, for a period of ten (10) days after the date of this Agreement, Compass and the Company shall cause those offers of employment to each of Glenn A. Davenport, K. Wyatt Engwall, John
E. Fountain, Jerry D. Underhill, Gary L. Gaddy, Richard C. Roberson, Terry Ransom, Eugene Doloff, and George T. Levins (which offers of employment were made to such persons prior to the date of this Agreement, and which employment is subject to an employment agreement between the Company and such persons) to remain open for acceptance by such persons. The foregoing obligation of Compass and the Company shall in no way constitute an ongoing obligation of Compass or the Company following the expiration of such ten (10) day period, except to the extent provided in such employment agreements, as executed by the parties thereto.

                  (c) Nothing contained in this Section 5.07 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Company Employee or, subject to the limitations of Section 5.07(a), (b), (c) and (d), any change in the employee benefits available to any individual Company Employee or the amendment or termination of any particular Benefit Plan, Pension Plan or other employee benefit plan, program, policy or arrangement to the extent permitted by its terms as in effect immediately prior to the Specified Date.

                  (d) During the period from the date of this Agreement to the Effective Time, the Company will permit no further discounted purchases of Company Common Stock with director fees or deferred compensation for Company Directors through the Company Incentive Plans or any deferred compensation plan for Company Directors.

                  (e) All change of control agreements between the Company and any officer or director of the Company shall be terminated at or prior to the Specified Date.

                  (f) With respect solely to section 13 and section 14 of those indemnification agreements by and between the Company and its officers and directors (which sections 13 and 14 relate to the establishment of a trust and the obtaining of the opinions of independent counsel), such provisions in the above-referenced sections of such indemnification agreements shall be terminated at or prior to the Effective Time. Notwithstanding the foregoing, all other provisions of such indemnification agreements shall remain in full force and effect.

         Section 5.08. PUBLIC ANNOUNCEMENTS. Subject to applicable securities and other laws, Compass and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. Subject to applicable securities and other laws, the parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form and at the time agreed to by the parties.

         Section 5.09. DIRECTORS.

                  (a) Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub bears to
(ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company shall have at least a sufficient number of directors (as required by the rules of the New York Stock Exchange, Inc. (the "NYSE")) who are Directors on the date of this Agreement and who are not officers of the Company or representatives of any affiliates of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below the number required by the rules of the NYSE for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate a sufficient number of persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Compass or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Compass necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Board of Directors of the Company as provided above.

                  (b) Prior to the Effective Time, the Company shall cause each member of its Board of Directors, other than Sub's designees, to execute and deliver a letter effectuating his or her resignation as a director of such Board of Directors effective immediately prior to the Effective Time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         Section 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVAL. The Company Stockholder Approval, if required by applicable law, shall have been obtained.

                  (b) NO INJUNCTIONS OR LEGAL RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal

Restraints") that has the effect of preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

                  (c) PURCHASE OF SHARES IN THE OFFER. Sub shall have previously accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.01. TERMINATION. This Agreement may be terminated, and the Offer and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained:

                  (a) by mutual written consent of Compass, Sub and the Company;

                  (b)      by either Compass or the Company:

                           (i) if Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer prior to April 30, 2001; provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Offer has not been consummated by such date; or

                           (ii) if any Governmental Entity shall have issued an order, injunction or other decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Company Common Stock pursuant to the Offer or the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable.

                  (c) by Compass if the Board of Directors of the Company or any committee thereof shall have (i) withdrawn or modified the recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (ii) failed to confirm its recommendation to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval within ten business days after a written request by Compass that it do so if such request is made following the making of a Takeover Proposal, provided that Compass may not make more than one such request in respect of a Takeover Proposal unless such proposal has been materially modified;

                  (d) prior to the Specified Date by Compass (i) if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraph (d) or (e) of Annex I which breach has not been or is incapable of being cured by the Company within 10 business days after its receipt of written notice thereof from Compass, or (ii) if any suit, action or proceeding set forth in paragraph (a) of Annex I shall have prevailed and become final and nonappealable;

                  (e) prior to the Specified Date by the Company if any of Compass's representations and warranties contained in this Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect to any limitation as to "materiality" set forth therein), individually or in the aggregate, would not reasonably be expected to have a Compass Material Adverse Effect, which failure has not been or is incapable of being cured by Compass within 10 business days after its receipt of written notice thereof from the Company; or

                  (f) prior to the Specified Date by the Company in accordance with Section 4.02(b) subject to compliance by the Company with the notice provisions herein and payment of the Termination Fee and expense reimbursement provisions of Section 5.05.

         Section 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Compass as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Compass, Sub or the Company, other than the provisions of Section 3.01(u), the last sentence of Section 5.02, Section 5.05, this Section 7.02 and Article VIII; provided that no such termination shall relieve any party hereto from any liability or damages resulting from a willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

         Section 7.03. AMENDMENT. This Agreement may be amended by the parties hereto at any time, whether before or after the Company Stockholder Approval has been obtained; provided that, after the Specified Date, no amendment shall be made which decreases the Merger Consideration and, after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders or shareholders of the parties without the further approval of such stockholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of Sub's designees pursuant to Section 5.09 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Compass and Sub's respective obligations under this Agreement.

         Section 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders or shareholders of the parties without the further approval of such stockholders or shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         Section 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 8.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to Compass or Sub, to:

         Compass Group PLC
         c/o Compass Group USA, Inc.
         2400 Yorkmont Road
         Charlotte, North Carolina 28217
         Attention: General Counsel

         with a copy to:

         Smith Helms Mulliss & Moore, L.L.P.
         201 North Tryon Street
         Charlotte, North Carolina 28202
         Attention: Boyd C. Campbell, Jr.

         if to the Company, to:

         Morrison Management Specialists, Inc.
         1955 Lake Park Drive, Suite 400
         Smyrna, Georgia 30080
         Attention: Glenn A. Davenport

         with a copy to:

         Powell, Goldstein, Frazer & Murphy LLP
         191 Peachtree Street NE, 16th Floor
         Atlanta, Georgia 30303
         Attention:        Thomas R. McNeill and
                           Gabriel Dumitrescu

         Section 8.03. DEFINITIONS. For purposes of this Agreement:

                  (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "Knowledge" means, with respect to the Company, the actual knowledge of Glenn A. Davenport, K. Wyatt Engwall, and John E. Fountain.

                  (c) "Material Adverse Effect" means any state of facts, change, development, effect, event, condition or occurrence that is materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than adverse changes resulting from (i) general national, international or regional economic, financial or market conditions, (ii) conditions, circumstances or changes affecting the foodservice industry in general and not the Company specifically, or (iii) the announcement or pendency of this Agreement or the Transactions (including if resulting therefrom, employee attrition or modification of terms of contracts with clients or suppliers, or delay in securing or loss of potential contracts or other business);

                  (d) "Person" means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

                  (e) "Compass Material Adverse Effect" means any state of facts, change, development, effect, event, condition or occurrence that is materially adverse to the business, assets, financial condition or results of operations of Compass and its subsidiaries, taken as a whole, other than (i) general national, international or regional economic, financial or market conditions, (ii) adverse changes resulting from conditions, circumstances or changes affecting the foodservice industry in general and not Compass specifically, or (iii) with respect to Section 3.02(d), that prevents or materially impedes or delays the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

         Section 8.04. INTERPRETATION. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

         Section 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and (b) except for the provisions of Section 5.04 and Section 5.06, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

         Section 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, except by operation of law, by any of the parties hereto without the prior written consent of the other parties hereto, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Compass or to any direct or indirect wholly owned subsidiary of Compass, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

         Section 8.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement.

         Section 8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         IN WITNESS WHEREOF, Compass, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   COMPASS GROUP PLC


                                   By: /s/ Thomas G. Ondrof
                                      ------------------------------------------
                                   Name: Thomas G. Ondrof
                                        ----------------------------------------
                                   Title: Authorized Agent
                                         ---------------------------------------

                                   YORKMONT ONE, INC.


                                   By: /s/ Thomas G. Ondrof
                                      ------------------------------------------
                                   Name: Thomas G. Ondrof
                                        ----------------------------------------
                                   Title: Chief Financial Officer
                                         ---------------------------------------

                                   MORRISON MANAGEMENT SPECIALISTS,
                                   INC.


                                   By: /s/ Glenn A. Davenport
                                      ------------------------------------------
                                   Name: Glenn A. Davenport
                                        ----------------------------------------
                                   Title: Chief Executive Officer
                                         ---------------------------------------

                                     ANNEX I

                             CONDITIONS OF THE OFFER

         1. Notwithstanding any other term of the Offer or the Agreement and Plan of Merger (the "Agreement") of which this Annex I is an integral part, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless:

                  (a) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with any shares of Company Common Stock determined on a fully diluted basis for all beneficially owned by Compass, Sub, or any of their affiliates, would represent a majority of the issued and outstanding Company Common Stock determined on a fully diluted basis on the date of purchase (the "Minimum Tender Condition");

                  (b) any requisite waiting period under the HSR Act (and any extensions thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer and to the Merger shall have been terminated or shall have expired without the imposition of any conditions or restrictions which in the judgment of either party would adversely impact the economic or business benefits of the transactions contemplated by the Agreement.

         2. Furthermore, notwithstanding any other term of the Offer or the Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and, subject to the Agreement, may terminate or amend the Offer, if, immediately prior to the applicable expiration of the Offer, any of the following conditions exists:

                  (a) there shall be pending or formally threatened any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Compass or Sub of any shares of Company Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Compass or Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Compass and their respective subsidiaries of the business or assets of the Company or Compass and their respective subsidiaries, or to compel the Company or Compass and their respective subsidiaries to dispose of or hold separate any material portion of the United States based business or assets of the Company or Compass and their respective subsidiaries, as a result of the Offer, the Merger, the Transactions or any of the other transactions contemplated by the Agreement, (iii) seeking to prohibit Compass or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company, or (iv) which otherwise is reasonably expected to have a Material Adverse Effect; in each of (i) through (iv) above, subject to the obligations set forth in Section 5.03 of the Agreement;

                  (b) any Legal Restraint which may result in the filing of any injunction or other order that has the effect of preventing the purchase of shares of Company Common Stock pursuant to the Offer or the Merger shall be in effect; provided, however, that each of the parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered;

                  (c) except as set forth in the Company Disclosure Schedule or in the Filed SEC Documents, since the date of the Agreement, there shall have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to have, a Material Adverse Effect;

                  (d) (i) the representation and warranty of the Company contained in the first five sentences of Section 3.01(c) of the Agreement shall not be true and correct in all material respects, (ii) the representations and warranties of the Company contained in the Agreement that are qualified by reference to Material Adverse Effect shall not be true and correct, or (iii) the other representations and warranties of the Company contained in this Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

                  (e) the Company shall have failed to perform in any material respect any material obligation required to be performed by it under the Agreement at or prior to the Specified Date;

                  (f) the sum of the Company's indebtedness for money borrowed (including obligations under capital leases) exceeds $70,000,000;

                  (g) the Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Sub or Compass, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Compass, Sub, or any of their affiliates other than any action or inaction constituting a breach of the Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Sub and Compass and may be asserted by Sub or Compass regardless of the circumstances giving rise to such condition or may be waived by Sub and Compass in whole or in part at any time and from time to time in their reasonable discretion. The failure by Compass, Sub or any other affiliate of Compass at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The terms in this Annex I that are defined in the Agreement have the meanings set forth therein.

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") dated as of February 14, 2001 (this "Amendment"), by and among COMPASS GROUP PLC, a public limited company incorporated in England and Wales ("Compass"), YORKMONT ONE, INC., a Georgia corporation and a wholly owned indirect subsidiary of Compass ("Sub"), and MORRISON MANAGEMENT SPECIALISTS, INC., a Georgia corporation (the "Company") (Compass, Sub, and the Company are collectively referred to herein as the "Parties").

                                    RECITALS

         WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated February 6, 2001 (the "Agreement"), pursuant to which it is proposed that Sub will make a tender offer to purchase all the outstanding shares of common stock of the Company, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock of the Company issued pursuant to the Company's Rights Plan, at a price per share of Company Common Stock of $40.00, net to the sellers in cash, without interest, on the terms and subject to the conditions set forth in the Agreement, and following such tender offer, it is further proposed that Sub will merge with and into the Company, whereby the Company will be the surviving corporation of such merger;

         WHEREAS, the Parties have discovered editing errors in each of Section 5.05(b) and Section 5.05(c) of the Agreement, which resulted in such Sections not correctly reflecting the intention of the Parties;

         WHEREAS, pursuant to the provisions of Section 7.03 of the Agreement, the Parties desire, by entering into this Amendment, to amend the Agreement so to correct such editing errors and accurately state the intention of the Parties when the Parties entered into the Agreement; and

         WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, the Parties hereto agree as follows:

         1. Section 5.05(b) of the Agreement is hereby deleted in its entirety, and inserted in lieu thereof is a new Section 5.05(b), as follows:

         "(b)     In the event that:

                  (i) (A) first, a Takeover Proposal shall have been publicly proposed or publicly announced or any person has publicly announced an intention

                           (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, thereafter
                           (B) this Agreement is terminated by either Compass or the Company pursuant to Section 7.01(b)(i) and
                           (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal; or

                  (ii)     this Agreement is terminated by Compass pursuant to
                           Section 7.01(c) or by the Company pursuant to
                           Section 7.01(f),

                  then the Company shall pay Compass a fee equal to $18,000,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Compass in the case of a payment as a result of any event referred to in Section 5.05(b)(i)(C), upon the first to occur of such events, and in the case of payment as a result of any event referred to in Section 5.05(b)(ii), promptly, but in no event later than the date of such termination. For purposes of Section 5.05(b), a "Takeover Proposal" shall have the meaning assigned to such term in Section 4.02(b), except that references to "20%" in such definition shall be deemed to be references to "50%". The parties acknowledge that the agreements contained in this
                  Section 5.05(b) and in Section 5.05(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 5.05(b) or
                  Section 5.05(c) and, in order to obtain such payment, Compass commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.05(b) or
                  Section 5.05(c), the Company shall pay to Compass interest on the amounts set forth in this Section 5.05(b) or Section 5.05(c), at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made."

         2. Section 5.05(c) of the Agreement is hereby deleted in its entirety, and inserted in lieu thereof is a new Section 5.05(c), as follows:

         "(c)     In addition, the Company shall reimburse Compass and Sub for all their actual and documented out-of-pocket expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (i) in the event this Agreement is terminated in the circumstances described in Section 5.05(b)(i)(C) upon the first to occur of such events, or (ii) in the event this Agreement is terminated in the circumstances described in
         Section 5.05(b)(ii), promptly, but in no event later than the date of such termination; provided, that the aggregate amount of such reimbursement together with the Termination Fee shall not exceed $21,000,000. All payments made pursuant to this Section 5.05(c) shall be made by wire transfer of same day funds to an account designated by Compass."

         3. All remaining provisions of the Agreement shall remain unchanged and effective and are incorporated herein by reference.

         4. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

         5. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Compass, Sub and the Company have caused this First Amendment to Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                               COMPASS GROUP PLC


                               By: /s/ Thomas G. Ondrof
                                  --------------------------------------------
                               Name: Thomas G. Ondrof
                                    ------------------------------------------
                               Title: Authorized Agent
                                     -----------------------------------------


                               YORKMONT ONE, INC.


                               By: /s/ Thomas G. Ondrof
                                  --------------------------------------------
                               Name: Thomas G. Ondrof
                                    ------------------------------------------
                               Title: Chief Financial Officer
                                     -----------------------------------------


                               MORRISON MANAGEMENT SPECIALISTS, INC.


                               By: /s/ Glenn A. Davenport
                                  --------------------------------------------
                               Name: Glenn A. Davenport
                                    ------------------------------------------
                               Title: Chief Executive Officer
                                     -----------------------------------------